                                                                Exhibit 4










                                UNC AVIATION SERVICES
                            SCA EMPLOYEE INVESTMENT PLAN




















 As Amended and Restated as of July 1, 1990
and as Further Amended as of January 1, 1994

                                UNC AVIATION SERVICES
                            SCA EMPLOYEE INVESTMENT PLAN

                                  TABLE OF CONTENTS
                                                                           PAGE

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   6
       1.1           "Accounts". . . . . . . . . . . . . . . . . . . . . .   6
       1.2           "Actual Deferral Percentage". . . . . . . . . . . . .   6
       1.3           "Affiliated Company". . . . . . . . . . . . . . . . .   7
       1.4           "Average Actual Deferral Percentage". . . . . . . . .   7
       1.5           "Average Contribution Percentage" . . . . . . . . . .   7
       1.6           "Before-Tax Contributions". . . . . . . . . . . . . .   7
       1.7           "Board of Directors". . . . . . . . . . . . . . . . .   7
       1.8           "CFT Employee". . . . . . . . . . . . . . . . . . . .   7
       1.9           "Code". . . . . . . . . . . . . . . . . . . . . . . .   7
       1.10          "Committee" . . . . . . . . . . . . . . . . . . . . .   7
       1.11          "Company" . . . . . . . . . . . . . . . . . . . . . .   7
       1.12          "Company Matching Contributions". . . . . . . . . . .   7
       1.13          "Compensation". . . . . . . . . . . . . . . . . . . .   7
       1.14          "Contract Period" . . . . . . . . . . . . . . . . . .   8
       1.15          "Contribution Percentage" . . . . . . . . . . . . . .   8
       1.16          "Covered Employee". . . . . . . . . . . . . . . . . .   8
       1.17          "Effective Date". . . . . . . . . . . . . . . . . . .   8
       1.18          "Eligible Employee" . . . . . . . . . . . . . . . . .   9
       1.19          "Employee". . . . . . . . . . . . . . . . . . . . . .   9
       1.20          "Employer Contributions". . . . . . . . . . . . . . .   9
       1.21          "Employment Commencement Date". . . . . . . . . . . .   9
       1.22          "Entry Date". . . . . . . . . . . . . . . . . . . . .   9
       1.23          "ERISA" . . . . . . . . . . . . . . . . . . . . . . .   9
       1.24          "Fund" or "Trust Fund". . . . . . . . . . . . . . . .   9
       1.25          "Highly Compensated Eligible Employee". . . . . . . .   9
       1.26          "Hour of Service" . . . . . . . . . . . . . . . . . .  10
       1.27          "Investment Fund" . . . . . . . . . . . . . . . . . .  11
       1.28          "Limitation Year" . . . . . . . . . . . . . . . . . .  11
       1.29          "Non-SCA Employee". . . . . . . . . . . . . . . . . .  11
       1.30          "Normal Retirement Age" . . . . . . . . . . . . . . .  11
       1.31          "Oklahoma City Employee". . . . . . . . . . . . . . .  11
       1.32          "Overhead Employee" . . . . . . . . . . . . . . . . .  11
       1.33          "Participant" . . . . . . . . . . . . . . . . . . . .  11
       1.34          "Participating Company" . . . . . . . . . . . . . . .  12
       1.35          "Plan". . . . . . . . . . . . . . . . . . . . . . . .  12
       1.36          "Plan Year" . . . . . . . . . . . . . . . . . . . . .  12
       1.37          "Required Beginning Date" . . . . . . . . . . . . . .  12
       1.38          "Retirement". . . . . . . . . . . . . . . . . . . . .  12
       1.39          "Rollover Savings". . . . . . . . . . . . . . . . . .  12
       1.40          "Section 414(s) Compensation" . . . . . . . . . . . .  12
       1.41          "Section 415 Compensation". . . . . . . . . . . . . .  12
       1.42          "Separation from Service" . . . . . . . . . . . . . .  12
       1.43          "Service Contract Act Contributions". . . . . . . . .  12
       1.44          "Service Employee". . . . . . . . . . . . . . . . . .  13
       1.45          "Spouse". . . . . . . . . . . . . . . . . . . . . . .  13

       1.46          "Total Disability". . . . . . . . . . . . . . . . . .  13
       1.47          "Valuation Date". . . . . . . . . . . . . . . . . . .  13
       1.48          "Year of Service" . . . . . . . . . . . . . . . . . .  13
ARTICLE II - ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . . .  13
       2.1           Eligibility . . . . . . . . . . . . . . . . . . . . .  13
       2.2           Participation; Election to Make Before-Tax
                     Contributions . . . . . . . . . . . . . . . . . . . .  13
       2.3           Participation in Company Matching
                     Contributions . . . . . . . . . . . . . . . . . . . .  14
       2.4           Participation in Service Contract Act
                     Contributions . . . . . . . . . . . . . . . . . . . .  14
       2.5           Participation in Employer Contributions . . . . . . .  14
       2.6           Participation After Reemployment. . . . . . . . . . .  14
       2.7           Data. . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III - CONTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . .  14
       3.1           Participant Before-Tax Contributions. . . . . . . . .  14
       3.2           Change of Percentage Rate . . . . . . . . . . . . . .  15
       3.3           Discontinuance of Participant Before-Tax
                     Contributions . . . . . . . . . . . . . . . . . . . .  15
       3.4           Company Matching Contribution . . . . . . . . . . . .  15
       3.5           Service Contract Act Contributions. . . . . . . . . .  16
       3.6           Employer Contributions. . . . . . . . . . . . . . . .  16
       3.7           Deductibility . . . . . . . . . . . . . . . . . . . .  17
       3.8           Fund. . . . . . . . . . . . . . . . . . . . . . . . .  17
       3.9           Remittance of Contributions . . . . . . . . . . . . .  17
       3.10          Limitation on Before-Tax Contributions and
                     Company Matching Contributions. . . . . . . . . . . .  18
       3.11          Prevention of Violation of Limitation on Before-
                     Tax Contributions and Company Matching
                     Contributions . . . . . . . . . . . . . . . . . . . .  20
       3.12          Maximum Allocation. . . . . . . . . . . . . . . . . .  21

ARTICLE IV - PARTICIPANTS' ACCOUNTS. . . . . . . . . . . . . . . . . . . .  22
       4.1           Accounts. . . . . . . . . . . . . . . . . . . . . . .  22
       4.2           Investment of Contributions and Accounts. . . . . . .  22
       4.3           Valuation . . . . . . . . . . . . . . . . . . . . . .  23
       4.4           Apportionment of Gain or Loss . . . . . . . . . . . .  23
       4.5           Accounting for Allocations. . . . . . . . . . . . . .  23

ARTICLE V - DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . .  23
       5.1           General . . . . . . . . . . . . . . . . . . . . . . .  23
       5.2           Normal Retirement . . . . . . . . . . . . . . . . . .  24
       5.3           Late Retirement . . . . . . . . . . . . . . . . . . .  24
       5.4           Death . . . . . . . . . . . . . . . . . . . . . . . .  24
       5.5           Total Disability. . . . . . . . . . . . . . . . . . .  24
       5.6           Valuation for Distribution. . . . . . . . . . . . . .  24
       5.7           Manner of Making Payments . . . . . . . . . . . . . .  25
       5.8           Deadline for Distribution . . . . . . . . . . . . . .  25
       5.9           Beneficiary Designation . . . . . . . . . . . . . . .  25
       5.10          Effect of Reemployment. . . . . . . . . . . . . . . .  26

       5.11          Other Distributions . . . . . . . . . . . . . . . . .  26
       5.12          Direct Transfers. . . . . . . . . . . . . . . . . . .  26

ARTICLE VI - VESTING . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       6.1           Nonforfeitable Amounts. . . . . . . . . . . . . . . .  26
       6.2           Treatment of Terminated Vested Participant. . . . . .  26

ARTICLE VII - ROLLOVER SAVINGS . . . . . . . . . . . . . . . . . . . . . .  27
       7.1           Rollover Savings. . . . . . . . . . . . . . . . . . .  27
       7.2           Vesting and Distribution of Rollover Account. . . . .  28

ARTICLE VIII - WITHDRAWALS . . . . . . . . . . . . . . . . . . . . . . . .  28
       8.1           General . . . . . . . . . . . . . . . . . . . . . . .  28
       8.2           Withdrawals From Rollover Account, Company
                     Matching Contribution Account Service Contract
                     Act and Employer Account. . . . . . . . . . . . . . .  28
       8.3           Hardship Withdrawals. . . . . . . . . . . . . . . . .  29
       8.4           Withdrawals From Before-Tax Contribution Account
                     After Age 59 1/2. . . . . . . . . . . . . . . . . . .  30
       8.5           Required In-Service Distribution. . . . . . . . . . .  30
       8.6           Early Payment to an Alternate Payee.. . . . . . . . .  31
       8.7           Restriction on Distribution of Before-Tax
                     Contribution Account. . . . . . . . . . . . . . . . .  31
       8.8           Amount and Payment of Withdrawals . . . . . . . . . .  31
       8.9           Withdrawals Not Subject to Replacement. . . . . . . .  31

ARTICLE IX - ADMINISTRATION. . . . . . . . . . . . . . . . . . . . . . . .  31
       9.1           The Committee; Plan Administration. . . . . . . . . .  31
       9.2           Membership of the Committee . . . . . . . . . . . . .  32
       9.3           Powers of the Committee . . . . . . . . . . . . . . .  32
       9.4           Responsibilities of the Committee . . . . . . . . . .  33
       9.5           Committee Meetings. . . . . . . . . . . . . . . . . .  33
       9.6           Recordkeeping . . . . . . . . . . . . . . . . . . . .  33
       9.7           Uniform Action. . . . . . . . . . . . . . . . . . . .  33
       9.8           Information Furnished to the Committee. . . . . . . .  34
       9.9           Indemnification of the Committee. . . . . . . . . . .  34
       9.10          Claims Procedures . . . . . . . . . . . . . . . . . .  34

ARTICLE X - THE FUND . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       10.1          Designation of Trustee. . . . . . . . . . . . . . . .  34
       10.2          Exclusive Benefit . . . . . . . . . . . . . . . . . .  35
       10.3          No Interest in Fund . . . . . . . . . . . . . . . . .  35
       10.4          Expenses. . . . . . . . . . . . . . . . . . . . . . .  35
       10.5          Absence of Guaranty . . . . . . . . . . . . . . . . .  35

       ARTICLE XI - AMENDMENT OR TERMINATION OF THE PLAN AND
       PARTICIPATION BY ADDITIONAL COMPANIES . . . . . . . . . . . . . . .  35
       11.1          Power of Amendment and Termination. . . . . . . . . .  35
       11.2          Merger. . . . . . . . . . . . . . . . . . . . . . . .  36
       11.3          Participation in the Plan . . . . . . . . . . . . . .  36
       11.4          Termination of Participating Company. . . . . . . . .  37
       11.5          Notice of Amendment or Termination. . . . . . . . . .  37

ARTICLE XII - TOP-HEAVY PROVISIONS . . . . . . . . . . . . . . . . . . . .  37
       12.1          General . . . . . . . . . . . . . . . . . . . . . . .  37
       12.2          Definitions . . . . . . . . . . . . . . . . . . . . .  37
                     "Key Employee". . . . . . . . . . . . . . . . . . . .  37
                     "Permissive Aggregation Group". . . . . . . . . . . .  37
                     "Required Aggregation Group". . . . . . . . . . . . .  37
                     "Top-Heavy Plan Year" . . . . . . . . . . . . . . . .  37
       12.3          Top-Heavy Operating Rules . . . . . . . . . . . . . .  38

ARTICLE XIII - GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . .  39
       13.1          No Employment Rights. . . . . . . . . . . . . . . . .  39
       13.2          Source of Benefits. . . . . . . . . . . . . . . . . .  39
       13.3          Governing Law . . . . . . . . . . . . . . . . . . . .  39
       13.4          Spendthrift Clause. . . . . . . . . . . . . . . . . .  39
       13.5          Incapacity. . . . . . . . . . . . . . . . . . . . . .  40
       13.6          Unclaimed Benefits. . . . . . . . . . . . . . . . . .  40
       13.7          Receipt and Release . . . . . . . . . . . . . . . . .  41
       13.8          Effect of Mistake . . . . . . . . . . . . . . . . . .  41
       13.9          Notice to Committee . . . . . . . . . . . . . . . . .  41
       13.10         Notice to Participants, Etc . . . . . . . . . . . . .  41

       WHEREAS, Lear Siegler Diversified Holdings Corp. adopted the Lear Siegler Management Services Employee Investment Plan (the "Plan"), an investment plan for certain employees of Lear Siegler Management
Services Corp., effective as of July 1, 1990 and made certain changes effective as of January 1, 1993;

       WHEREAS, in connection with the acquisition of the stock of Lear Siegler Management Service Corp. by UNC Incorporated effective as of October 26, 1993, the sponsorship of the Plan was assumed by UNC
Aviation Services, Inc. (the "Company") effective as of such date;

       WHEREAS, the Company wishes to amend the Plan to change the name of the Plan to the UNC Aviation Services SCA Employee Investment Plan, to bring the Plan into compliance with certain changes in the law made by the Tax Reform Act of 1986 and subsequent legislation, and to provide, effective as of January 1, 1994, for Employer Contributions (as hereinafter defined);

       NOW, THEREFORE, effective as of July 1, 1990 (except as otherwise herein provided), the Plan hereby is adopted by the Company and is amended and restated as follows:

                                      ARTICLE I
                                     DEFINITIONS
       Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice versa.

       1.1 "Accounts" shall mean the separate entries maintained in the records representing the Participant's interest in the Fund. "Company Matching Contribution Account" shall mean the Account to which are credited or debited Company Matching Contributions and increments thereon and losses thereto. "Before-Tax Contribution Account" shall mean the Account to which are credited or debited a Participant's Before-Tax Contributions and increments thereon and losses thereto. "Rollover Account" shall mean the Account to which are credited or debited a Participant's Rollover Savings and increments thereon and losses thereto. "Service Contract Act Account" shall mean the Account to which are credited or debited Service Contract Act Contributions and increments thereon and losses thereto. "Employer Contribution Account" shall mean the Account to which are credited or debited Employer Contributions and increments thereon and losses thereto.

       1.2 "Actual Deferral Percentage" shall mean the ratio of (a) the sum of an Eligible Employee's Before-Tax Contributions for any Plan
Year, plus such other amounts required or (at the election of the Committee) permitted to be taken into account in accordance with section 401(k)(3) of the Code and the regulations issued thereunder, including, in the case of any Highly Compensated Eligible Employee, his elective deferrals for the year under any other qualified retirement plan maintained by the Company or any Affiliated Company, to (b) the Eligible Employee's Section 414(s) Compensation for the Plan Year.

       1.3 "Affiliated Company" shall mean (a) any corporation which is a member of a controlled group of corporations with the Company, as determined under section 414(b) of the Code; (b) any member of an affiliated service group, as determined under section 414(m) of the Code, of which the Company is a member; (c) any trade or business under common control with the Company, as determined under section 414(c) of the Code; or (d) any other entity which is required to be aggregated with the Company under section 414(o) of the Code. "50% Affiliated Company" shall mean an Affiliated Company, but with the phrase "more than 50%" substituted for the phrase "at least 80%" in section 1563(a) of the Code.

       1.4 "Average Actual Deferral Percentage" shall mean for a specified group of Eligible Employees for a Plan Year, the average of the Actual Deferral Percentages for such Eligible Employees for the Plan Year.

       1.5 "Average Contribution Percentage" shall mean for a specified group of Eligible Employees for a Plan Year, the average of the Contribution Percentages for such Eligible Employees for the Plan Year.

       1.6 "Before-Tax Contributions" shall mean a Participant's contributions as provided in Section 3.1.

       1.7 "Board of Directors" shall mean the board of directors of the Company or a committee of the Board of Directors to which the Board of Directors has delegated some or all of its responsibilities and duties hereunder.

       1.8 "CFT Employee" shall mean an Employee of a Participating Company who is classified for payroll purposes as a "contract field teams" employee.

       1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any predecessor or successor thereto.

       1.10 "Committee" shall have the meaning set forth in Article XI of the Plan.

       1.11 "Company" shall mean UNC Aviation Services, Inc. and its successors for periods after October 25, 1993 and Lear Siegler
Management Services Corp. for periods prior to October 26, 1993.

       1.12 "Company Matching Contributions" shall mean the amounts contributed by a Participating Company pursuant to Section 3.4.

       1.13 "Compensation" shall mean the base pay or straight-time hourly pay (including Before-Tax Contributions and elective deferrals to any Company or Affiliated Companysponsored plans which are not includible in the Participant's gross income under sections 125 or 402(e)(3) of the Code or such successor sections thereto) of a Participant paid by the Participating Company with respect to a given

Plan Year plus bonuses, shift premium, overtime, commissions, and incentive pay, but not including amounts received as car allowances or other business expense reimbursements, moving expenses, tuition reimbursement, income attributable to grant or exercise of stock options, imputed income, non-qualified deferred compensation, and severance pay. In no event shall a Participant's Compensation for any Plan Year exceed, for purposes of this Plan, $200,000 ($150,000 for Plan Years beginning after December 31, 1993, or such other amount as may be applicable for such Plan Year under section 401(a)(17) of the Code).
In determining the Compensation of a Participant for the purposes of the limit described in the preceding sentence, the rules of section 414(q)(6) of the Code, with respect to treatment of family members of certain Highly Compensated Eligible Employees, shall apply, except that "family members" shall include only the Spouse of the Participant and any lineal descendants who have not attained age 19 before the close of the Plan Year of reference.

       1.14 "Contract Period" shall mean with respect to a Participant performing services under a government contract, the twelve-month fiscal period used for recordkeeping and contract renewal purposes under that government contract.

       1.15 "Contribution Percentage" shall mean the ratio of (a) the sum of Eligible Employee's Company Matching Contributions for the Plan Year, and such other amounts required or (at the election of the Committee) permitted to be taken into account in accordance with section 401(m) of the Code and the regulations issued thereunder, including, in the case of any Highly Compensated Eligible Employee, any employee contributions and employer matching contributions for the year under any other qualified retirement plan maintained by the Company or any Affiliated Company to (b) the Participant's Section 414(s) Compensation for the Plan Year.

       1.16 "Covered Employee" shall mean an Employee of a Participating Company but excluding: (i) persons covered by a collective bargaining agreement unless such agreement specifically provides for participation hereunder; (ii) persons receiving no remuneration from a Participating Company other than severance pay; (iii) for periods prior to January 1, 1994, Highly Compensated Oklahoma City Employees and for periods after December 31, 1993, all Oklahoma City Employees; (iv) persons who are leased employees, whether or not as described in section 414(n) of the Code; (v) persons who are classified as "seasonal" or "temporary" employees; and (vi) persons who are nonresident aliens and who receive no earned income (within the meaning of section 911(d)(2) of the Code) from the Participating Company or an Affiliated Company which constitutes income for services within the United States (within the meaning of section 861(a)(3) of the Code).

       1.17   "Effective Date" shall mean July 1, 1990.

       1.18 "Eligible Employee" shall mean a Covered Employee who has satisfied the eligibility requirements of Section 2.1.

       1.19 "Employee" shall mean (a) an individual described in Section 3121(d)(1) of the Code who is employed by a Participating Company or Affiliated Company and (b) a leased employee described in Section
414(n)(2) of the Code who provides services to a Participating Company or Affiliated Company.

       1.20 "Employer Contributions" shall mean the profit sharing contributions (within the meaning of section 401(a)(27)) of the Code contributed by a Participating Company pursuant to Section 3.6.

       1.21 "Employment Commencement Date" shall mean the date on which an employee first performs an Hour of Service for a Participating
Company or an Affiliated Company.

       1.22   "Entry Date" shall mean the first day of each month.

       1.23 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

       1.24 "Fund" or "Trust Fund" shall mean the fund established for this Plan, administered under the Trust Agreement, out of which benefits payable under this Plan shall be paid.

       1.25 "Highly Compensated Eligible Employee" shall mean an Eligible Employee who during the current Plan Year or the immediately preceding Plan Year:

       (a) was a five-percent (5%) owner, as defined in Section 416(i)(1) of the Code;

       (b) received more than $75,000 (as indexed) in Section 415
Compensation from the Participating Company or an Affiliated Company;

       (c) received more than $50,000 (as indexed) in Section 415 Compensation from the Participating Company or an Affiliated Company and was among the top twenty percent (20%) of employees of the Company and Affiliated Companies all ranked by Section 415 Compensation (excluding employees described in section 414(q)(8) of the Code to the extent (1) permitted under the Code and regulations thereunder and (2) elected by the Committee, for purposes of identifying the number of employees in the top twenty percent (20%)); or

       (d) was an officer of the Participating Company or an Affiliated Company and received Section 415 Compensation of more than fifty percent (50%) of the dollar limit under section 415(b)(1)(A) of the Code during such Plan Year; provided, however, if for any Plan Year no officer of the Participating Company is included in the foregoing, the highest paid officer for such Plan Year shall be treated as a Highly Compensated Employee. The number of employees considered to be Highly Compensated

Eligible Employees under this Subsection (d) shall not exceed the lesser of (1) fifty (50) or (2) the greater of three (3) or ten percent (10%) of all Employees (excluding Employees described in section 414(q)(8) of the Code to the extent permitted under the Code and regulations thereunder and elected by the Committee, for purposes of identifying the number of employees in the top twenty percent (20%)).

       However, an Eligible Employee, other than a five-percent (5%) owner, who was not a Highly Compensated Eligible Employee in the preceding Plan Year is a Highly Compensated Eligible Employee for the current Plan Year only if he is among the top 100 employees of the Participating Company and all Affiliated Companies ranked by Section 415 Compensation for the current Plan Year.

       In addition, for purposes of this Section, (a) the compensation of any five percent (5%) owner or any other Highly Compensated Eligible Employee who is one of the top ten (10) employees of the Company and all Affiliated Companies ranked by Section 415 Compensation for the year shall be increased by the amount of Section 415 Compensation of any employee who is a spouse or lineal ascendant or descendant (or a spouse thereof) of such Highly Compensated Eligible Employee, and (b) Section 415 Compensation of an Eligible Employee shall be increased by the elective contributions made by his employer on his behalf under section 125 or section 402(e)(3) of the Code.

       1.26   "Hour of Service" shall mean an hour for which:

       (a) an employee is directly or indirectly paid or entitled to payment by the Participating Company or an Affiliated Company for the performance of employment duties;

       (b) back pay, irrespective of mitigation of damages, is either awarded or agreed to subject to the limitations set forth in U.S.
Department of Labor Reg.  2530.200b-2(a)(3); or

       (c) an employee is directly or indirectly paid or entitled to payment by the Participating Company or an Affiliated Company on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence.

       There shall be excluded from the foregoing those periods during which payments are made or due under a plan maintained solely for the purpose of complying with applicable workers' compensation, unemployment compensation, or disability insurance laws. No more than 501 Hours of Service shall be credited under Subsection (c) on account of any single continuous period during which no duties are performed, except to the extent otherwise expressly provided to the contrary in the Plan. An Hour of Service shall not be credited where an employee is being reimbursed solely for medical or medically related expenses.

       Hours of Service shall be credited in accordance with the rules set forth in U.S. Department of Labor Reg. 2530.200b-2(b) and (c).

       Hours of Service shall be credited for any individual who is considered a leased employee for purposes of this Plan under section 414(n) or 414(o) of the Code.

       For any period that includes any hours for which an Hour of Service would otherwise be credited to an Employee under (a), above, the Committee may, in accordance with rules applied in a uniform and non-discriminatory manner, elect instead to credit Hours of Service using one or more of the following equivalencies:

       Basis Upon Which Records
Credit Granted to Individual
            Are Maintained                            For Period

              shift                           actual hours for full shift
              day                             10 Hours of Service
              week                            45 Hours of Service
              semi-monthly period             95 Hours of Service
              month                           190 Hours of Service

       1.27 "Investment Fund" shall mean any investment fund selected by the Board of Directors from time to time for the investment of Participants' accounts.

       1.28 "Limitation Year" shall mean the Plan Year or such other 12-consecutive-month period as may be designated by the Committee.

       1.29 "Non-SCA Employee" shall mean a Covered Employee who performs services under a contract that is exempt from the Service Contract Act, but whose services are charged directly or indirectly to a specific contract.

       1.30 "Normal Retirement Age" shall mean the date on which a Participant attains his 65th birthday.

       1.31 "Oklahoma City Employee" shall mean an Employee who is (i) employed by UNC Lear Siegler, Inc. (or its predecessor), and located in Oklahoma City or (ii) employed by a Participating Company and classified for payroll purposes as a "supervisor-II" and is engaged in the performance of a "contract field teams" contract.

       1.32 "Overhead Employee" shall mean a Covered Employee who is (i) not a Service Employee because he is employed in a bona fide executive, administrative or professional capacity within the meaning of 29 C.F.R.
Part 541 or (ii) engaged in the performance of the contract regarding the Wright-Patterson Air Force Base.

       1.33 "Participant" shall mean any Eligible Employee or any Employee or former Employee for whom one or more Accounts are maintained under the Plan.

       1.34 "Participating Company" shall mean UNC Lear Siegler, Inc. and each other Affiliated Company which is authorized by the Board of Directors to adopt the Plan by action of its board of directors or other governing body and has so adopted the Plan.

       1.35 "Plan" shall mean the UNC Aviation Services SCA Employee Investment Plan (formerly known as the Lear Siegler Management Services Employee Investment Plan), a profit sharing plan, as amended and restated, effective July 1, 1990, as set forth herein and as hereafter amended from time to time.

       1.36 "Plan Year" shall mean the 6-consecutive-month period from July 1, 1990 through December 31, 1990 and thereafter each 12-consecutive-month period which commences January 1 and ends on the next following December 31.

       1.37 "Required Beginning Date" with respect to a Participant, shall mean the April 1st of the calendar year next following the calendar year in which the Participant attains age 70 1/2.

       1.38 "Retirement" shall mean a Participant's Separation from Service on or after his Normal Retirement Age.

       1.39 "Rollover Savings" shall mean a Participant's rollover savings as provided in Section 7.1.

       1.40 "Section 414(s) Compensation" shall mean, for any period, a Participant's compensation as defined in section 414(s) of the Code, but not in excess of $200,000 ($150,00 for Plan Years beginning after December 31, 1993) or such other amount as may be applicable under section 401(a)(17) of the Code.

       1.41 "Section 415 Compensation" shall mean, for any period, an individual's current "compensation" from a Participating Company or a 50% Affiliated Company as defined under section 415(c)(3) of the Code and regulations issued thereunder, including those items listed in paragraph (2) of Treas. Reg. Section 1.415-2(d) but excluding those items listed in paragraph (3) thereof.

       1.42 "Separation from Service" shall mean the date, as recorded on the records of the Participating Company or an Affiliated Company, on which an employee of such company resigns, retires, is discharged, or dies, or if earlier, the first anniversary of the first day of a period during which the employee fails to perform an Hour of Service with the Participating Company and all Affiliated Companies (with or without pay) for any other reason, except Total Disability.

       1.43 "Service Contract Act Contributions" shall mean the profit sharing contributions (within the meaning of section 401(a)(27) of the Code) contributed by a Participating Company pursuant to Section 3.5.

       1.44 "Service Employee" shall mean a Covered Employee who is (i) a "service employee" within the meaning of 41 U.S.C. Section 357(b) and is not covered by a collective bargaining agreement or (ii) engaged in the performance of a "contract field teams" contract and classified for payroll purposes as a "Supervisor-I."

       1.45 "Spouse" shall mean the person to whom a Participant is married on any date of reference.

       1.46 "Total Disability" shall mean a disability which has lasted for a period of 12 months or longer and which prevents the Participant from engaging in the occupation or fulfilling the duties which he performed at the time of the occurrence of such disability.

       1.47 "Valuation Date" shall mean, effective as of January 1, 1994, each business day.

       1.48 "Year of Service" means any 12-consecutive-month period, beginning with an employee's Employment Commencement Date, if the employee completes at least 1,000 Hours of Service during such period. An employee who is not credited with 1,000 Hours of Service during his initial 12 months of employment shall complete a Year of Service as of the end of any Plan Year in which he completes 1,000 or more Hours of Service; provided, however, that the first Plan Year during which such employee shall have the opportunity to meet such requirement shall be the Plan Year which includes the first anniversary of his Employment Commencement Date.
                                     ARTICLE II
                                     ELIGIBILITY

       2.1 Eligibility. (a) Each Covered Employee employed by a Participating Company on the Effective Date shall become an Eligible Employee in the Plan on the Effective Date. Each Covered Employee whose Employment Commencement Date occurs after the Effective Date shall become an Eligible Employee on the Entry Date coincident with or next following his Employment Commencement Date.

       (b) Each Covered Employee who becomes an Eligible Employee shall be deemed to have agreed to the terms and the requirements of the Plan.

       2.2 Participation; Election to Make Before-Tax Contributions. An Eligible Employee who is an Oklahoma City Employee, and effective January 1, 1994, any Eligible Employee, may elect to make Before-Tax Contributions on and after the Entry Date on which he becomes an Eligible Employee under Section 2.1 or any subsequent Entry Date, by filing a written notice of such election with the Committee on an enrollment form provided for that purpose, at least 30 days (or such shorter time as may be permitted by the Committee) before the Entry Date on which he wishes to make Before-Tax Contributions. Such form will authorize the Participating Company to deduct from the Eligible Employee's Compensation for deposit in the Trust Fund an amount specified in accordance with Section 3.1. In order to make Before-Tax Contributions, each Participant must complete an election form.

       2.3 Participation in Company Matching Contributions. An Eligible Employee who is an Oklahoma City Employee shall be eligible to share in Company Matching Contributions under Section 3.4 for any Plan Year during which he contributes Before-Tax Contributions.

       2.4 Participation in Service Contract Act Contributions. An Eligible Employee who is a Service Employee during any Plan Year shall be eligible to share in the Service Contract Act Contributions under
Section 3.5 for that Plan Year.

       2.5 Participation in Employer Contributions. An Eligible Employee who is an Overhead Employee or a Non-SCA Employee during any Plan Year shall be eligible to share in the Employer Contributions under
Section 3.6 for that Plan Year.

       2.6 Participation After Reemployment. An Eligible Employee who ceases to be a Covered Employee and who subsequently again becomes a Covered Employee shall become an Eligible Employee as of his re-employment as a Covered Employee.

       2.7 Data. Each Eligible Employee shall furnish to the Committee such data as the Committee may consider necessary for the determination of the Eligible Employee's rights and benefits under the Plan and shall otherwise cooperate fully with the Committee in the administration of the Plan.
                                     ARTICLE III
                                    CONTRIBUTIONS

       3.1    Participant Before-Tax Contributions.

       (a) Each Eligible Employee may elect, on a prospective basis, subject to Sections 3.10 and 3.11, to contribute between two percent (2%) and fourteen percent (14%), expressed as a whole percentage, of his Compensation as a Before-Tax Contribution.

       (b) For any calendar year, the Before-Tax Contributions made on behalf of a Participant under the Plan shall not exceed $7,000, or such other amount as may be permitted under section 402(g) of the Code. To the extent necessary to satisfy this limitation for any year, (1) elections under Subsection (a) shall be prospectively restricted; (2) after application of clause (1) of this sentence, the excess Before-Tax Contributions (with earnings thereon) shall be paid to the Participant on or before the April 15 first following the calendar year during which such Before-Tax Contributions were made; or (3) the Committee will take such other corrective action as it deems appropriate. If the Before-Tax Contributions plus the elective deferrals (as defined in section 402(g)(3) of the Code) under any other plan or plans sponsored by the Participating Company or any Affiliated Company for any Participant exceed such limitation for any calendar year, upon the written request of the Participant made on or before the March 1 following such calendar year, the excess, including any earnings attributable thereto for the Plan Year, shall be paid to the Participant on or before the April 15 first following such calendar year from the Plan or such other plan as the Participant may designate.

       3.2    Change of Percentage Rate.

       (a) The percentage of Compensation designated by the Participant as his contribution rate under Section 3.1 shall continue in effect, notwithstanding any change in his Compensation, until he elects to change his percentage.

       (b) A Participant may change the percentage of Compensation designated as his contribution rate under Section 3.1 to any percentage permitted in Section 3.1(a), subject to Sections 3.10 and 3.11, effective as of the first day in any calendar quarter, by filing with the Committee, at least 30 days in advance, the form furnished by the Committee, in accordance with Committee rules.

       3.3    Discontinuance of Participant Before-Tax Contributions.

       (a) A Participant may cancel his Before-Tax Contributions at any time by filing written notice with the Committee at least 30 days in advance. A Participant's Before-Tax Contributions shall cease as of the first day of the following pay period.

       (b) A Participant who discontinues his Before-Tax Contributions may resume his Before-Tax Contributions effective as of the first day in any calendar quarter, by filing with the Committee timely written notice (generally 30 days prior to the date on which he desires his Before-Tax Contributions to resume) on a form furnished by the Committee and in accordance with Committee rules.

       (c) A Participant who ceases to be a Covered Employee shall have his Before-Tax Contributions discontinued as of the date on which he ceases to be an Employee.

       3.4 Company Matching Contribution. The Participating Company will contribute to the Fund for each month an amount equal to the sum of fifty percent (50%) of the Before-Tax Contributions of each Participant who is an Oklahoma City Employee for such month as a Company Matching Contribution. The Company Matching Contribution shall only apply to the first six percent (6%) of such a Participant's Compensation each month. The Company Matching Contribution shall be allocated to each Participant who is an Oklahoma City Employee and who makes a Before-Tax Contribution during such month. Notwithstanding the foregoing, no Company Matching Contributions shall be made for periods after December 31, 1993.

       3.5    Service Contract Act Contributions.

       (a)    Subject to the rights of the Participating Company under
Article XI, effective January 1, 1993, a Participating Company shall make a Service Contract Act Contribution on behalf of Participants who are Service Employees in an amount determined by the Participating Company, based on the results of a fringe benefit reconciliation performed in accordance with 29 C.F.R. section 4.175(b). All Service Contract Act Contributions by a Participating Company for a Plan Year shall be allocated to the Service Contract Act Accounts of the Service Employees as of the last day of each quarter of the Contract Period for which the profit sharing contribution is made. The amount of the Service Contract Act Contribution allocated to such a Participant's Service Contract Act Account with respect to each government service contract under which the Participant performed services shall be equal to such Participant's total number of hours worked during such Contract Period multiplied by the per hour value determined for such contract. The "per hour value" shall be determined by the Participating Company, based on the fringe benefit reconciliation performed as of the last day of each quarter of the Contract Period in accordance with 29 C.F.R.
Section 4.175(b).

       (b) Effective with respect to Contract Periods commencing on or after October 1, 1994, an additional Service Contract Act Contribution shall be made for each Plan Year on behalf of each Participant who is a CFT Employee who has one or more unused sick days as of the end of the Contract Period ending within the Plan Year. This additional Service Contract Act Contribution shall be allocated to such CFT Employee's Service Contract Act Account as of the end of the Contract Period. The amount allocated shall be equal to the number of unused sick days the CFT Employee has as of the end of the Contract Period multiplied by his regular day's pay.

       3.6    Employer Contributions.

       (a)  Subject to the rights of the Participating Company under
Article XI, effective January 1, 1994, a Participating Company shall make an Employer Contribution on behalf of each Participant who was a Non-SCA Employee at any time during the Plan Year. The Employer Contribution for any Plan Year shall be allocated to such a Participant's Employee Contribution Account as of the last day of the Plan Year. The amount of the Employer Contribution allocated to such a Participant's Employer Contribution Account shall be equal to the factor designated in each government contract under which the Participant performed services during the Plan Year multiplied by the Participant's Compensation earned for the period during which the Participant performed services under that government service contract.

       (b)  Subject to the rights of the Participating Company under
Article XI, effective January 1, 1994, a Participating Company may make an Employer Contribution on behalf of any Participant who was an Overhead Employee at any time during the Plan Year. The Employer

Contribution for any Plan Year shall be allocated to such a Participant's Employer Contribution Account as of the last day of the Plan Year. The amount of the Employer Contribution allocated to such a Participant's Employer Contribution Account shall be equal to that percentage of the Participant's Compensation for the Plan Year earned during the period during which the Participant was an Overhead Employee that the Participating Employer determines in its discretion on a uniform and nondiscriminatory basis with respect to all Overhead Employees.

       3.7 Deductibility. Notwithstanding any provision of the Plan to the contrary, the contributions under Sections 3.1, 3.4, 3.5 and 3.6 for any Plan Year shall not exceed the maximum amount which constitutes an allowable current deduction under the applicable provisions of the Code. Contributions for any Plan Year under this Article shall be made no later than the expiration of the period within which they may be paid and deducted for the purpose of Federal income taxes. All Company Matching Contributions and Employer Contribution are expressly conditioned upon their deductibility for Federal income tax purposes.

       3.8    Fund.

       (a) The contributions deposited by the Participating Companies in the Fund in accordance with this Article shall constitute a fund held for the benefit of Participants and their eligible beneficiaries under, and in accordance with the Plan. No part of the principal or income of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and their eligible beneficiaries (including necessary administrative costs); provided, that in the case of a contribution made by the Participating Company (1) as a mistake of fact, or (2) for which a tax deduction is disallowed, in whole or in part, by the Internal Revenue Service, or (3) which is conditioned upon the initial qualification of the Plan under section 401(a) of the Code and such initial qualification cannot be obtained, the Participating Company shall be entitled to a refund of said contributions; provided, however, no Service Contract Act Contribution for which a tax deduction is disallowed shall be refunded to a Participating Company.

       (b) Any refund of contributions described in Subsection (a) must be made (1) within one year after payment of a contribution made as a mistake of fact, or (2) within one year after disallowance of the tax deduction, to the extent of such disallowance, or (3) within one year of the date on which the initial qualification of the Plan is denied by the Internal Revenue Service, as the case may be.

       3.9    Remittance of Contributions.

       (a) Amounts contributed as Company Matching Contributions or Employer Contributions will be remitted to the Trustee as soon as practicable, but no later than the due date, with extensions, for the Participating Company's income tax return for the Plan Year for which the contribution is made.

       (b) Amounts contributed as Rollover Savings or deducted as Before-Tax Contributions will be remitted to the Trustee as soon as practicable, but in no event later than 90 days after the date on which such contributions were received or withheld from the Participant's Compensation.

       (c) Amounts contributed as Service Contract Act Contributions will be remitted on a quarterly basis, as soon as practicable following the end of each quarter of the Contract Period for which such contribution is made.

       3.10 Limitation on Before-Tax Contributions and Company Matching Contributions.

       (a) For any Plan Year the Average Actual Deferral Percentage for the Highly Compensated Eligible Employees shall not exceed the greater of (1) or (2) as follows:

              (1) The Average Actual Deferral Percentage of all other Eligible Employees, multiplied by one hundred twenty-five percent
(125%); or

              (2) The Average Actual Deferral Percentage for all other Eligible Employees, multiplied by two hundred percent (200%); provided, however, the Average Actual Deferral Percentage for the Highly
Compensated Eligible Employees may not exceed the Average Actual
Deferral Percentage for all other Eligible Employees by more than two
(2) percentage points.

       (b) For any Plan Year the Average Contribution Percentage for the Highly Compensated Eligible Employees shall not exceed the greater of
(1) or (2) as follows:

              (1) The Average Contribution Percentage for all other Eligible Employees, multiplied by one hundred twenty-five percent
(125%); or

              (2) The Average Contribution Percentage for all other Eligible Employees, multiplied by two hundred percent (200%); provided, however, the Average Contribution Percentage for the Highly Compensated Eligible Employees may not exceed the Average Contribution Percentage for all other Eligible Employees by more than two percentage points.

       (c) For any Plan Year during which both the Average Actual Deferral Percentage and the Average Contribution Percentage for the Highly Compensated Eligible Employees exceed the like percentages for all other Eligible Employees multiplied by one hundred twenty-five percent (125%), the sum of the Average Actual Deferral Percentage and the Average Contribution Percentage for the Highly Compensated Eligible Employees shall not exceed the greater of:

              (1) the sum of:
                     (A) one hundred twenty-five percent (125%) multiplied by the greater of the Average Actual Deferral Percentage or the Average Contribution Percentage for all other Eligible Employees; plus
                     (B) the lesser of:

(i) two hundred percent (200%) multiplied by the lesser of the Average Actual Deferral Percentage or the Average Contribution Percentage for all other Eligible Employees; or

(ii) two (2) percentage points plus the lesser of the Average Actual Deferral Percentage or the Average Contribution Percentage for all other Eligible Employees; or

              (2) the sum of:

                     (A) one hundred twenty-five percent (125%) multiplied by the lesser of the average Actual Deferral Percentage or the Average Contribution Percentage for all other Eligible Employees; plus

                     (B)  the lesser of:

(i) two hundred percent (200%) multiplied by the greater of the Average Actual Deferral Percentage or the Average Contribution Percentage for all other Eligible Employees; or

(ii) two (2) percentage points plus the greater of the Average Actual Deferral Percentage or the Average Contribution Percentage for all other Eligible Employees.

       (d) For purposes of this Section, the Before-Tax Contributions and Company Matching Contributions, respectively, of any five-percent (5%) owner or other Highly Compensated Eligible Employee who is one of the top ten (10) Employees ranked by Section 415 Compensation (without regard to this sentence) for the Plan or the preceding Plan Year shall be increased by the amount of the Before-Tax Contributions and Company Matching Contributions, respectively, of any Employee who is a spouse or lineal ascendant or descendant (or a spouse thereof) ("family member") of such Highly Compensated Eligible Employee, and the Compensation of the former shall include the Compensation of the latter, and such family member shall not be treated as a separate Eligible Employee for purposes of applying this Section. The application of this Section shall be made in accordance with section 414(q) of the Code.

       (e) The application of this Section shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

       (f) In the event that the Plan satisfies the requirements of sections 401(k), 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more plans maintained by a Participating Company or an Affiliated Company, then this Section 3.10 shall be applied by determining the Actual Deferral Percentages and/or Contribution Percentages (as appropriate) of Employees as if all such plans were a single plan.

       3.11   Prevention of Violation of Limitation on Before-Tax
              Contributions and Company Matching Contributions.

         The Committee shall monitor the level of Participants' Before-Tax Contributions and Company Matching Contributions and elective deferrals, employee contributions, and employer matching contributions under any other qualified retirement plan maintained by the Company or any Affiliated Company to insure against exceeding the limitations of
Section 3.10 for any Plan Year. If the Committee determines that the limitations of Section 3.10 have been exceeded, it shall take the appropriate following action for such Plan Year:

       (a) (1) The Average Actual Deferral Percentage for the Highly Compensated Eligible Employees shall be reduced to the extent necessary to satisfy Section 3.10(a).

              (2) The reduction shall be accomplished by reducing the Before-Tax Contributions and elective deferrals under any other qualified retirement plan maintained by the Company or any Affiliated Company of the Highly Compensated Eligible Employees in order of their Actual Deferral Percentages, beginning with the Highly Compensated Eligible Employee(s) with the highest Actual Deferral Percentage, until
Section 3.10(a) is satisfied.

              (3) To the extent practicable, the Committee shall prospectively limit a Highly Compensated Eligible Employee's Before-Tax Contributions to reduce his Actual Deferral Percentage to the extent necessary to satisfy Section 3.10(a).

              (4) In addition, not later than two and one half (2-1/2) months after the close of the Plan Year for which the Before-Tax Contributions were made, the remaining difference between a Highly Compensated Eligible Employee's Actual Deferral Percentage and the Highly Compensated Eligible Employee's maximum permissible Actual Deferral Percentage, with earnings attributable thereto through the end of the Plan Year, shall be paid to the Highly Compensated Eligible Employee; provided, however, that, for any Participant who is also a participant in any other qualified retirement plan maintained by the Company or any Affiliate under which the Participant makes elective deferrals for such year, the Committee shall coordinate corrective actions under this Plan and such other plan for the year.

       (b) (1) The Average Contribution Percentage for the Highly Compensated Eligible Employees shall be reduced to the extent necessary to satisfy at least one of the tests in Section 3.10(b).

              (2) The Company Matching Contributions and employee contributions and employer matching contributions under any other qualified retirement plan maintained by the Company or any Affiliated Company of the Highly Compensated Eligible Employees will be reduced in order of their Contribution Percentages, beginning with the Highly Compensated Eligible Employee(s) with the highest Contribution Percentage, until Section 3.10(b) is satisfied.

              (3) Not later than two and one half (2-1/2) months after the close of the Plan Year for which the Company Matching Contributions were made, the remaining difference between a Highly Compensated Eligible Employee's Contribution Percentage and the Highly Compensated Eligible Employee's adjusted maximum Contribution Percentage, with earnings attributable thereto through the end of the Plan Year, shall be paid to the Highly Compensated Eligible Employee; provided, however, that, for any Participant who is also a participant in any other qualified retirement plan maintained by the Company or any Affiliated Company under which the Participant makes employee contributions or is credited with employer matching contributions for such year, the Committee shall coordinate corrective actions under this Plan and such other plan for the year.

       (c) The Average Contribution Percentage and/or the Actual Deferral Percentage for the Highly Compensated Eligible Employees shall be reduced to the extent necessary to satisfy the test in Section 3.10(c). The reduction shall be accomplished in the same manner as is set forth in Sections 3.11(a) and (b), whichever is appropriate, and shall be charged against the Highly Compensated Eligible Employees' accounts in the following order of priority: (A) Before-Tax Contribution Accounts; and (B) Company Matching Contribution Accounts; provided, however, that, for any Participant who is also a participant in any other qualified retirement plan maintained by the Company or any Affiliated Company under which the Participant makes employee contributions or elective deferrals or is credited with employer matching contributions for such year, the Committee shall coordinate corrective actions under this Plan and such other plan for the year.

       3.12 Maximum Allocation. The provisions of this Section shall be construed to comply with section 415 of the Code and regulations issued thereunder.

       (a) Notwithstanding anything in this Article to the contrary, in no event shall the sum of (1) any Company Matching Contributions, Before-Tax Contributions, Service Contract Act Contributions and other employer contributions, (2) any forfeitures, and (3) the Participant's own contributions, if any, allocated for any Limitation Year to any Participant under this and any other qualified defined contribution plan maintained by the Participating Company or any 50% Affiliated Company, exceed the lesser of $30,000 or twenty-five percent (25%) of such Participant's Section 415 Compensation for the Limitation Year. Amounts described in sections 415(1) and 419A(d)(2) of the Code contributed for any Plan Year for the benefit of any Participant shall be treated as "annual additions" to the extent provided in such sections.

       (b) If the amount otherwise allocable to the Accounts of a Participant would exceed the amount described in Section 3.11(a) as a result of a reasonable error in estimating the Participant's Section 415 Compensation, the Committee shall determine which portion of such excess amount is attributable to (1) a Participant's Before-Tax Contributions and (2) Company Matching Contributions.

       (c) Such excess amounts will be held in a suspense account by the Trustee until the following Plan Year, at which time the amounts will be used first to reduce the Participant's Before-Tax Contributions to the extent that there are amounts in suspense attributable to Before-Tax Contributions, and then to reduce Company Matching Contributions allocable to the account of such Participant. However, if such Participant is not covered by the Plan in such following Plan Year, then the excess amounts must be held unallocated in the suspense account for that Plan Year and allocated in the next Plan Year to all of the remaining Participants in the Plan.

       (d) If in any Limitation Year a Participant in this Plan is also a participant in one or more qualified defined benefit plans maintained by the Participating Company or any 50% Affiliated Company, the projected annual benefit under such qualified defined benefit plan or plans shall be reduced, if necessary, to comply with Code Section 415(e).

                                     ARTICLE IV
                               PARTICIPANTS' ACCOUNTS

       4.1 Accounts. All contributions and earnings thereon shall be invested in such Investment Funds as each Participant shall elect under
Section 4.2. The amounts allocated by or on behalf of all Participants to each Investment Fund shall be commingled for investment purposes. However, in order that the interest of each Participant may be accurately determined and computed, separate Accounts shall be maintained for each Participant. These Accounts shall represent the Participant's individual interest in the Trust Fund.

       4.2    Investment of Contributions and Accounts.

       (a) In accordance with uniform and nondiscriminatory procedures established by the Committee, the Participant shall elect from time to time, in the manner and at the times permitted under the Committee's procedures, the Investment Fund or Funds in which his Accounts shall be invested and the Trustee shall invest the Participant's Accounts in accordance with the Participant's instructions.

       (b) In the event a Participant fails to make an election pursuant to this Section 4.2, amounts allocated to a Participant's Accounts shall be invested in the Investment Fund or Funds designated by the Committee.

       (c) If a Participant who has had a Separation from Service and whose Accounts exceed $3500 elects to defer distribution of his Accounts under Article V or VI, his Accounts shall be invested in the Investment Fund or Funds designated by the Committee as soon as practicable following his Separation From Service.

       (d) If a Participant's Accounts are segregated pursuant to a domestic relations order which is qualified within the meaning of section 414(p) of the Code, the Accounts of the "alternate payee" as defined in section 414(p) of the Code under such order shall be invested in the same manner as the Participant's Accounts unless the alternate payee directs otherwise.

       4.3 Valuation. The value of each Investment Fund in the Trust Fund shall be computed by the Trustee as of the close of business on each Valuation Date on the basis of the fair market value of the assets of the Trust Fund.

       4.4 Apportionment of Gain or Loss. The value of each Investment Fund in the Trust Fund, as computed pursuant to Section 4.3, shall be compared with the value of each Investment Fund as of the preceding Valuation Date. Any difference in the value, not including contributions or withdrawals made since the preceding Valuation Date, shall be the net increase or decrease of such Investment Fund, and such amount shall be ratably apportioned among the Participants' Accounts which are invested in such Investment Fund at the current Valuation
Date.

       4.5 Accounting for Allocations. The Committee shall establish or provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants' Accounts provided for in this Article. From time to time such procedures may be modified for the purpose of achieving equitable and non-discriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Article.

                                      ARTICLE V
                                    DISTRIBUTION

       5.1 General. The interest of each Participant in the Fund shall be distributed in the manner, in the amount, and at the time provided in this Article, except as provided in Article VI and except in the event of the termination of the Plan. The provisions of this Article shall be construed in accordance with section 401(a)(9) of the Code and regulations thereunder, including, the incidental benefit requirements of Code section 401(a)(9)(G).

       5.2 Normal Retirement. Each Participant shall have the right to retire from the Participating Company upon his Normal Retirement Age.
When a Participant retires, his Accounts shall be paid to him or applied for his benefit in accordance with the provisions of this Article.

       5.3 Late Retirement. A Participant who remains in the employ of the Participating Company beyond his Normal Retirement Age shall participate in the Plan on the same basis as other Participants. When such a Participant retires, his Accounts shall be paid to him or applied for his benefit in accordance with the provisions of this Article.

       5.4 Death. If a Participant dies while he is employed by a Participating Company, his Accounts shall be paid to, or applied for the benefit of, his beneficiary.

       5.5    Total Disability.

       (a) If a Participant, prior to his retirement, suffers a Total Disability, his Accounts shall be paid to him or applied for his benefit in accordance with the provisions of this Article following the determination of his Total Disability. If the value of the Participant's Accounts exceeds $3,500, or at the time of any prior distribution ever exceeded $3,500, his Accounts shall not be paid to him or applied for his benefit until (1) he submits his written consent to such distribution not more than 90 days prior to the benefit commencement date he elects, (2) he attains his Normal Retirement Age or (3) he dies.

       (b) The Committee shall provide to each such Participant a notice that he has the right to defer his benefit commencement date until the earlier of his Normal Retirement Age or his death. Such notice shall be furnished not less than 30 days nor more than 90 days prior to any benefit commencement date that occurs prior to the earlier of his Normal Retirement Age or his death.

       (c) Total Disability shall be determined by the Committee, which may consult with a medical examiner selected by it. The medical examiner shall have the right to make such physical examinations and other investigations as may be reasonably required to determine Total Disability.

       5.6 Valuation for Distribution. For the purposes of paying the amounts to be distributed to a Participant or his beneficiaries under the provisions of this Article and Article VI, the value of the Fund and the amount of the Participant's interest shall be determined in accordance with the provisions of Article IV on the Valuation Date coincident with the date on which the Participant's Accounts are liquidated. As of such Valuation Date, there shall be added to the Participant's Accounts determined as of the preceding Valuation Date the additional contributions, if any, and earnings thereon which have been or are to be allocated to the Participant's Accounts since the preceding Valuation Date.

       5.7 Manner of Making Payments. Distribution of a Participant's Accounts will be made in a single sum to or for the benefit of the Participant or, in the case of the Participant's death, his beneficiary, as soon as practicable after the Valuation Date on or next following the Participant's Separation from Service.

       5.8 Deadline for Distribution. Notwithstanding any other provision of the Plan, the entire balance of a Participant's Accounts shall be distributed no later than the April 1 of the calendar year immediately following the calendar year in which he attains age 70 1/2.

       5.9    Beneficiary Designation.

       (a) Death benefits under Section 5.4 shall be paid to the Participant's surviving Spouse (1) unless (A) the Spouse (or the Spouse's legal guardian if the Spouse is legally incompetent) consents in writing not to receive such benefit; (B) such consent acknowledges its own effect; and (C) such consent is witnessed by a Plan representative or notary public; or (2) unless the Participant establishes to the satisfaction of a Plan representative that (A) he has no Spouse; (B) his Spouse cannot be located; or (C) his Spouse's consent is not required under such other circumstances as are prescribed by governmental regulations. The Spouse's consent may be in the form of a consent to a specific designation or may expressly permit the Participant to change his designation without further consent by the Spouse.

       (b) Subject to Subsection (a), each Participant shall have the unrestricted right at any time to designate the beneficiary or beneficiaries who shall receive, on or after his death, his interest in the Fund. Such designation shall be made by executing and filing with the Committee a written instrument in such form as may be prescribed by the Committee for that purpose. Except as provided in this Section, the Participant shall also have the unrestricted right to revoke and to change, at any time and from time to time, any beneficiary designations previously made. Such revocations and/or changes shall be made by executing and filing with the Committee a written instrument in such form as may be prescribed by the Committee for that purpose. No designation, revocation, or change of beneficiaries shall be valid and effective unless and until filed with the Committee. In the event a Participant designates a trust as his beneficiary, a change in the beneficiaries of the trust shall be deemed a change in the Participant's beneficiary for purposes of Subsection (a), but not for the purposes of this Subsection (b).

       If no designation is made, or if the beneficiaries named in such designation predecease the Participant, or if the beneficiaries cannot be located by the Committee, the interest of the deceased Participant shall be paid to the Participant's Spouse, and if there is no Spouse, to the Participant's estate.

       5.10 Effect of Reemployment. In the event a Former Participant is reemployed by the Company or an Affiliated Company before a complete distribution has been made to him, distribution of his Accounts shall not be made until he subsequently incurs a Separation from Service.

       5.11   Other Distributions.

       (a) Upon the sale to an entity, that is not an Affiliated Company, of substantially all of the assets used by a Participating Company in a trade or business of such Participating Company, a Participant who continues employment with the entity acquiring such assets shall be entitled to have his Accounts paid to him.

       (b) Upon the sale by a Participating Company to an entity, that is not an Affiliated Company, of such Participating Company's interest in a subsidiary, a Participant who continues employment with such subsidiary shall be entitled to have his Accounts paid to him.

       Distributions to Participants described in Subsections (a) and (b) above shall be made pursuant to the provisions of this Article or
Article VII, as applicable, as if the Participant's Separation from Service had occurred on the closing date of the sale.

       5.12 Direct Transfers. If a Participant who is entitled to a distribution of at least $200 which is an "eligible rollover distribution," as defined in section 402(f)(2)(a) of the Code, elects in writing on a form provided by the Committee to have such distribution, or a portion of such distribution equal to at least $500 (or the entire distribution if less than $500) paid directly to a specified "eligible retirement plan," as defined in section 402(c)(8)(B) of the Code, which is a defined contribution plan the terms of which permit the acceptance of rollover distributions, the portion of such distribution which would otherwise be includible in the Participant's gross income shall be distributed in the form of a direct trustee-to-trustee transfer to the eligible retirement plan so specified.

                                     ARTICLE VI
                                       VESTING
       6.1 Nonforfeitable Amounts. A Participant shall be fully vested at all times in his Before-Tax Contribution Account, Company Matching Contribution Account, Service Contract Act Account and Rollover Account.

       6.2    Treatment of Terminated Vested Participant.

       (a) In the case of a Participant who has a Separation from Service (other than by reason of retirement under Article VI, death, or Total Disability) and whose Account is $3,500 or less and did not exceed
$3,500 at the time of any prior distribution, the Participant's Account, valued in accordance with Article VI, shall be paid to or applied for the benefit of such Participant in a single sum as soon as practicable following the Valuation Date coincident with or next following his Separation from Service.

       (b) (1) In the case of a Participant who has a Separation from Service (other than by reason of retirement under Article VI, death, or Total Disability) and whose Account exceeds $3,500 or at the time of any prior distribution ever exceeded $3,500, the Participant's Account, valued in accordance with Article VI, shall be paid to or applied for the benefit of such Participant as soon as practicable following the Valuation Date coincident with or next following his Separation from Service, provided the Participant submits his written consent to the distribution not more than 90 days prior to the date of the distribution.

              (2) If the written consent of the Participant is not obtained in accordance with Paragraph (b)(1) of this Section, the Participant's Account shall remain in the Plan until the earlier of (A) his attainment of what would have been his Normal Retirement Age, or (B) his death. Such Participant may elect to have his Account paid to him within ninety (90) days after any earlier date on which the Participant submits his written consent to the distribution to the Committee.

              (3) The Committee shall notify a Participant that he has the right to defer distribution until the earlier of what would have been his Normal Retirement Age or his death, prior to obtaining his written consent. Such notice shall be furnished not less than thirty (30) days nor more than ninety (90) days prior to the date of any distribution that occurs prior to the earlier of what would have been the Participant's Normal Retirement Age or his death. Notwithstanding the foregoing, a Participant may receive his distribution less than 30 days after the notice is received, provided he is clearly informed that he has the right to a 30 day period to consider his decision to elect the distribution and he affirmatively elects to do so.

              (4) Benefits paid pursuant to this Subsection (b) shall be paid in the form provided in Article V and subject to the rules of
Article V.

                                     ARTICLE VII
                                  ROLLOVER SAVINGS

       7.1    Rollover Savings.

       (a) With the consent of the Committee, an Employee may roll over to the Fund, all or a portion of a distribution to the Participant from any qualified retirement plan, except that the interest being rolled over shall not contain nondeductible contributions made to the distributing plan by the Employee.

       (b) In addition, an Employee who has established an individual retirement account to hold distributions received from qualified retirement plans of former employers may, with the consent of the Committee, transfer all of the assets of such individual retirement account to the Fund. Such individual retirement account shall not contain nondeductible contributions made by the Employee while he was a participant in the plans of his former employers.

       (c) The Committee shall not accept a distribution from any other qualified retirement plan or from an individual retirement account unless the distribution being transferred comes from the Employee within sixty (60) days after the Employee receives a distribution from such other qualified retirement plan or individual retirement account.

       7.2 Vesting and Distribution of Rollover Account. The distributions transferred by an Employee from another qualified retirement plan or from an individual retirement account shall be credited to the Employee's Rollover Account. An Employee shall be fully vested at all times in his Rollover Account.

                                    ARTICLE VIII
                                     WITHDRAWALS

       8.1 General. A Participant may make withdrawals from his Account upon reasonable notice prior to the time determined under
Article VI or VII only in the manner, in the amount, and at the time provided in this Article. The Committee may in its discretion establish such rules and regulations regarding withdrawals, including but not limited to the frequency thereof, as do not conflict with the express terms of this Article or the Code and applicable regulations thereunder.

       8.2    Withdrawals From Rollover Account, Company Matching
              Contribution Account Service Contract Act and Employer
              Account.

       (a) Not more than once in any six-month period, an Employee may withdraw not more than up to the total value of Rollover Account, his Company Matching Contribution Account and his Employer Contribution Account (exclusive of Company Matching Contributions, Service Contract Act Contributions and Employer Contributions allocated within 24 months prior to the date of withdrawal, unless the individual has been a Participant for a period of at least 60 months) by submitting his written request to the Committee.

       (b) Withdrawals under this Section shall be charged against a Participant's Accounts in the following order of priority:

              (1) the balance of the Participant's Rollover Account, if any, less any amounts previously withdrawn therefrom;

              (2) the Participant's Matching Contribution Account, less any amounts previously withdrawn therefrom;

              (3) the Participant's Employer Contribution Account, less any amount previously withdrawn therefrom;

              (4) the Participant's Service Contract Account, less any amount previously withdrawn therefrom.

       8.3    Hardship Withdrawals.

       (a) A Participant who has not attained age 59 1/2 may withdraw up to the sum of his Rollover Account, Before-Tax Contributions, Service Contract Act Account, and Employer Account less amounts previously withdrawn, by submitting his written request to the Committee. In no event shall, earnings on Before-Tax Contributions and be withdrawn under this Section.

       (b) A withdrawal under Subsection (a) of this Section shall be permitted only if the Committee finds that:

              (1) it is made on account of an immediate and heavy financial need (as defined in Subsection (c) of this Section) of the Participant; and

              (2) it is necessary (as defined in Subsection (d) of this Section) to satisfy such immediate and heavy financial need.

       (c) A Participant shall be deemed to have an immediate and heavy financial need if the Participant requests distribution on account of:

              (1) expenses for medical care described in section 213(d) of the Code and incurred by the Participant, his Spouse, or any of the Participant's dependents (as defined in section 152 of the Code) or necessary for these persons to obtain medical care described in Section 213(d) of the Code;

              (2) the purchase of a principal residence of the Participant, including the amount of the down payment and any closing costs but excluding mortgage payments;

              (3) the payment of tuition for the next twelve (12) months of post-secondary education for the Participant, his Spouse, children or dependents;

              (4) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence;

              (5) such other circumstances or events as may be prescribed by the Secretary of the Treasury or his delegate; or

              (6) an occurrence that the Committee determines renders the Participant unable to provide necessary maintenance and support for himself, his Spouse, or his dependents; impinges on the ability of the Participant (or his Spouse) to perform his (or the Spouse's) job; or is an unforeseen emergency.

       (d) A withdrawal shall not be considered necessary to the extent the amount of the withdrawal exceeds the amount of the Participant's immediate and heavy financial need that cannot be satisfied from other resources reasonably available to the Participant. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated from the distribution. The determination as to whether a withdrawal is necessary shall be made on the basis of all relevant facts and circumstances, in accordance with applicable governmental regulations. The withdrawal shall generally be considered necessary if the Participant reasonably represents that the financial need cannot be relieved:

              (1) through reimbursement or compensation by insurance or otherwise;

              (2) by reasonable liquidation of the Participant's assets (including those assets of his spouse and minor children that are available to the Participant), to the extent such liquidation would not itself cause an immediate and heavy financial need;

              (3) by cessation of Before-Tax Contributions; or

              (4) by (A) other withdrawals under this Article or under any other employee benefit plan in which the Participant has an interest, or (B) loans from commercial sources on reasonable commercial terms.

       (e) Notwithstanding the foregoing, the Committee shall have the power to restrict or expand the conditions under which hardship withdrawals will be available by adopting a written, uniform and nondiscriminatory policy that complies with the applicable requirements of Section 401(k) of the Code and the regulations issued thereunder, which written policy as in effect from time to time is incorporated in this Plan by this reference.

       8.4 Withdrawals From Before-Tax Contribution Account After Age 59 1/2. Not more than once in any six-month period, a Participant who has attained age 59 1/2 may withdraw up to the total value of his Before-Tax Contribution Account and Service Contract Act Account, by submitting his written request to the Committee.

       8.5 Required In-Service Distribution. A Participant who is still an Employee as of his Required Beginning Date shall receive a distribution for each "distribution year", as such term is described under regulations issued under Code Section 401(a)(9), equal to his "Required Minimum Distribution." Such distributions shall begin no later than the Participant's Required Beginning Date and shall be made once each distribution year (or twice in the case of the distribution year in which the Participant's Required Beginning Date occurs) for as long as the Participant remains an Employee. As soon as practicable following the date of the Participant's Separation from Service, the entire balance of the Participant's Accounts shall be paid to him in one single sum payment. The Participant's "Required Minimum Distribution" shall be the minimum amount required to be distributed to the Participant for a distribution year under Code Section 401(a)(9) and regulations issued thereunder. For the purpose of determining the Participant's Required Minimum Distribution, the life expectancy of the Participant and, if applicable, the joint life expectancy of the Participant and his Beneficiary shall not be recalculated each distribution year. Although a Participant may receive distributions under this Section before his Separation from Service, he is to continue to share in contributions and have all other rights and privileges under this Plan to the same extent as would have applied in the absence of this Section.

       8.6 Early Payment to an Alternate Payee. A lump sum payment from a Participant's Accounts is permitted to be made to an "alternate payee" under a "qualified domestic relations order", as such terms are defined in code Section 414(p), prior to the Participant's Separation from Service if the order provides for a distribution at that time, even if the Participant would not then be entitled to a distribution under this Article.

       8.7 Restriction on Distribution of Before-Tax Contribution Account. Except as otherwise provided in this Section, no amount may be distributed from the Before-Tax Contribution Account of any Participant before the earlier of his reaching age 59 1/2, his "separation from service" within the meaning of Code section
401(k)(2)(b), his death or his Total Disability.

       8.8 Amount and Payment of Withdrawals. The amount of any withdrawal, including any hardship withdrawal under Section 8.3, will be determined on the basis of the value of the Participant's Accounts valued as of the Valuation Date coincident with the date the Participant's Accounts are liquidated in order to make the distribution. If approved, distribution will occur as soon as is administratively practicable after the date of the Participant's written application.

       8.9 Withdrawals Not Subject to Replacement. A Participant may not replace any portion of his Accounts withdrawn under the Plan.

                                     ARTICLE IX
                                   ADMINISTRATION

       9.1 The Committee; Plan Administration. The general administration of the Plan and the responsibility for carrying out its provisions shall be placed in a Committee (the "Committee") of two or more persons appointed from time to time by the Board of Directors to serve at its pleasure. Any member of the Committee may resign by delivering his written resignation to the Board and the secretary of the Committee. The Committee shall be the Plan Administrator (within the meaning of section 3 of ERISA and section 414(g) of the Code) with such authority, responsibilities and obligations as ERISA and the Code grant to and impose upon persons so designated. For the purposes of ERISA, the Committee shall be a "named fiduciary" under the Plan.

       9.2 Membership of the Committee. The members of the Committee may elect a chairman from their number, and shall also elect a secretary who may be but need not be one of the members of the Committee. No member of the Committee who is also an Employee receiving regular compensation as such shall receive any compensation for his services as a member of the Committee. No bond or other security shall be required of any member of the Committee in any jurisdiction. No member of the Committee shall, in such capacity, act or participate in any action directly affecting his own interest in the Plan other than an action which affects the interests of Participants generally.

       9.3 Powers of the Committee. The powers of the Committee shall include, but not be limited to, the following:

       (a) appointing such committees with such powers as it shall determine, including an executive committee to exercise all powers of the Committee between meetings of the Committee;

       (b) determining the times and places for holding meetings of the Committee and the notice to be given of such meetings;

       (c) employing such agents and assistants, such counsel (who may be counsel to the Company) and such clerical, medical, accounting, actuarial and investment services or advisers as the Committee may require in carrying out the provisions of the Plan;

       (d) authorizing one or more of their number or any agent to make any payment, or to execute or deliver any instrument, on behalf of the Committee, except that all requisitions for funds from, and requests, directions, notifications and instructions to the Trustee shall be signed either by two members of the Committee or by one member and the secretary thereof;

       (e) fixing and determining the proportion of expenses of the Plan from time to time to be paid by the Participating Companies and requiring payment thereof;

       (f) directing the Trustee, or appointing one or more investment managers to direct the Trustee, subject to the conditions set forth in the Trust Agreement, in all matters concerning the investment of the Trust Fund; and

       (g) amending the Plan to the extent provided in Article XI.

       9.4 Responsibilities of the Committee. The Committee shall have the general responsibility for administering the Plan and carrying out its provisions. Subject to the limitations of the Plan, the Committee from time to time shall establish rules for the administration of the Plan and the transaction of its business. As to all matters of administration, interpretation, eligibility and application not reserved to the Board of Directors, the Committee, in its discretion, shall make all determinations and such determinations as to any disputed question shall be conclusive. It shall be the duty of the Committee to notify the Trustee in writing of the amount of any payments which shall be due to any Participant and the date such payment shall commence.

       9.5 Committee Meetings. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business at any meeting. Resolutions or other actions made or taken by the Committee shall require the affirmative vote of a majority of the members of the Committee attending a meeting, or by a majority of members in office by writing without a meeting.

       9.6 Recordkeeping. The Committee shall maintain accounts showing the fiscal transactions of the Plan and shall keep in convenient form such data as may be necessary for the effective operation of the Plan. The Committee shall prepare annually a report showing a reasonable summary of the financial status of the Plan for the past year and any further information which the Board may require and which the Committee can reasonably furnish or can obtain from the Trustee. Such report shall be submitted to the Board and a copy shall be filed in the office of the secretary of the Committee.

       9.7 Uniform Action. Whenever in the administration of the Plan any discretionary action is required by the Committee, such action shall be uniform in nature as applied to all persons similarly situated.

       9.8 Information Furnished to the Committee. To the extent permitted by ERISA, the members of the Committee and the Company and its officers and directors shall be entitled to rely upon all certificates and reports made by any accountant or by the Trustee, and upon all opinions given by any legal counsel or investment adviser selected or approved by the Committee, and the members of the Committee, the Company and its officers and directors shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such certificates, reports, opinions or other advice of any accountant, Trustee, investment adviser or legal counsel, and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and Employees.

       9.9 Indemnification of the Committee. To the extent not contrary to ERISA, the Company shall indemnify the Committee, each member of it and any other director, officer or employee of a Participating Company who is designated to carry out any responsibilities under the Plan for any liability, joint and/or several, arising out of or connected with their duties hereunder, except such liability as may arise from their gross negligence or willful misconduct.

       9.10   Claims Procedures.
              (a) In the event that the Committee denies, in whole or in part, a claim for benefits by a Participant or his beneficiary, the Committee shall furnish notice of the denial to the claimant, setting forth (1) the specific reasons for the denial, (2) specific reference to the pertinent Plan provisions on which the denial is based, (3) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary, and (4) appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review. Such notice shall be forwarded to the claimant within 90 days of the Committee's receipt of the claim; provided, however, that in special circumstances the Committee may extend the response period for up to an additional ninety (90) days, provided that the Committee notifies the claimant in writing of the extension and specifies the reason or reasons for the extension.
              (b) Within sixty (60) days of receipt of a notice of claim denial, a claimant or his duly authorized representative may petition the Committee in writing for a full and fair review of the denial. The claimant or his duly authorized representative shall have the opportunity to review pertinent documents and to submit issues and comments in writing to the Committee. The Committee shall review the denial and shall communicate its decision and the reasons therefor to the claimant in writing within 60 days of receipt of the petition; provided, however, that the Committee may extend the 60-day response period in special circumstances for up to an additional sixty (60) days. Written notice of the extension shall be sent to the claimant prior to the commencement of the extension.

                                      ARTICLE X
                                      THE FUND
       10.1 Designation of Trustee. The Company shall enter into a trust agreement (the "Trust Agreement") with the Trustee approved by the Board of Directors. The Company shall have the power to amend the Trust Agreement, and the Committee, with the written approval of the Board of Directors, shall have the power to remove the Trustee, and designate a successor Trustee, as provided in the Trust Agreement. All of the assets of the Plan shall be held by the Trustee for use in accordance with the Plan in providing for the benefits hereunder.

       10.2 Exclusive Benefit. Prior to the satisfaction of all liabilities under the Plan in the event of termination of the Plan, no part of the corpus or income of the Trust Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries except as expressly provided in this Plan.

       10.3 No Interest in Fund. No person shall have any interest in or right to any part of the assets or income of the Trust Fund, except to the extent expressly provided in this Plan and in the Trust
Agreement.

       10.4 Expenses. The expenses incident to the operation of the Plan shall be paid from the Trust Fund, unless paid by the Company. In addition to Company contributions made pursuant to Sections 3.1, 3.4,
3.5 or 3.6 or 12.3, the Company may, if the Board of Directors in its absolute discretion so determines, reimburse the Trust Fund for any expenses paid from the Trust Fund. Such reimbursement amounts shall be allocated among Participant's Accounts in the same proportion in which the expenses were deducted from each Participant's Accounts.

       10.5 Absence of Guaranty. Each Participant and his beneficiary assumes all risk connected with any decrease in the market value of any assets held under the Plan. Neither the Committee, nor the Company in any way guarantees the Trust Fund from loss or depreciation, or the payment of any amount that may be or become due to any person from the Trust Fund.

                                     ARTICLE XI
                        AMENDMENT OR TERMINATION OF THE PLAN
                      AND PARTICIPATION BY ADDITIONAL COMPANIES

       11.1 Power of Amendment and Termination. It is the intention of each Participating Company that the Plan will be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body. Furthermore, the Company reserves the power to amend or terminate the Plan at any time by action of the Board of Directors. Each amendment to the Plan will be binding on each Participating Company. The foregoing right to amend the Plan shall be exercised only by action of the Board of Directors, except that the Committee, by a written instrument, duly executed by a majority of its members, may make (a) any amendment which may be necessary or desirable to ensure the continued qualification of the Plan and its related trust under the Code or which may be necessary to comply with the requirements of ERISA, or any regulations or interpretations issued by the Department of Labor or the Internal Revenue Service with respect to the requirements of ERISA or the Code, (b) any amendment which is required by the provisions of any collective bargaining agreement between the Company and its employees and (c) any other amendment which will not involve an estimated annual cost under the Plan (determined at the time of the amendment in a manner consistent with the requirements of ERISA) in excess of $500,000. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under the Plan, no such amendment or termination shall cause any part of the monies contributed hereunder to revert to the Participating Companies or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan. Any amendment shall become effective as of the date designated by the Board of Directors.

       +/-V#W   Merger.  At the election of the Company, the Plan may be
merged with or consolidated with, or transfer assets to or receive a transfer of assets from, another qualified retirement plan; provided, however, that the Plan shall not be merged with or consolidated with, nor shall its assets be transferred to, any other qualified retirement plan unless each Participant would receive a benefit after such merger, consolidation, or transfer (assuming the Plan then terminated) which is of actuarial value equal to or greater than the benefit he would have received from his Accounts if the Plan had been terminated on the day before such merger, consolidation, or transfer. No amounts shall be transferred to this Plan which would cause the Plan to be a direct or indirect transferee of a plan to which the joint and survivor annuity and pre-retirement survivor annuity requirements of sections 401(a)(11) and 417 of the Code apply, unless the Company so directs and the Plan is amended to comply with such requirements with respect to such transferred amounts.

       11.3   Participation in the Plan.

       (a) Participation by Divisions. The Board of Directors may from time to time extend the Plan to employees of a division of the Company by resolutions designating one or more groups of employees of such division as Employees covered under the Plan; thereupon such division shall become a Participating Company under the Plan with respect to such group of Employees as of the date specified in such resolutions.

       (b) Participation by Affiliates. The Board of Directors may from time to time extend the Plan to employees of an Affiliated Company by resolutions designating one or more groups of employees of such Affiliated Companies as Employees covered under the Plan. Such Affiliated Company may elect to become a Participating Company by adopting the Plan for the benefit of such group or groups of its Employees, effective as of the date specified in such adoption, by filing with the Company a certified copy of a resolution of its board of directors, or other written instrument, to that effect and such other instruments as the Company may require. Beginning with the Plan Year in which such division or Affiliated Company becomes a Participating Company, the Participating Company shall be bound by the terms and conditions of the Plan.

       11.4 Termination of Participating Company. Any Participating Company may terminate its participation in the Plan by giving the Committee prior written notice specifying a termination date which shall be the last day of a month at least sixty (60) days subsequent to the date such notice is received by the Committee. The Committee may terminate any Participating Company's participation in the Plan, as of any termination date specified by the Committee, for the failure of the Participating Company to make proper contributions or to comply with any other provision of the Plan and shall terminate a Participating Company's participation upon complete and final discontinuance of the contributions.
       11.5 Notice of Amendment or Termination. Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Board of Directors to the Trustee and all Participating Companies.

                                     ARTICLE XII
                                TOP-HEAVY PROVISIONS

       12.1 General. The following provisions shall apply automatically to the Plan, and supersede any contrary provisions for each Plan Year in which the Plan is a Top-Heavy Plan. It is intended that this Article shall be construed in accordance with the provisions of section 416 of the Code.

       12.2 Definitions. The following definitions shall supplement those set forth in Article II of the Plan:

       "Key Employee" means, for any Plan Year, a key employee within the meaning of section 416(i) of the Code. A "Non-Key Employee" is any Employee or former Employee who does not meet the definition of a Key Employee as to that Plan Year.

       "Permissive Aggregation Group" means the group of qualified retirement plans maintained by the Company or any Affiliated Company, which group consists of the Required Aggregation Group and any other such plan or plans designated by the Company which, considered together with the Required Aggregation Group, meet the requirements of section 401(a)(4) and 410 of the Code.

       "Required Aggregation Group" means the group of qualified retirement plans maintained by the Company or any Affiliated Company, including any plan that has been terminated during the five-year period ending on the last day of the preceding Plan Year (or, in the case of the first Plan Year, the last day of such Plan Year) which group consists of each plan in which a Key Employee is a participant (or, in the case of a terminated plan, was a participant in such five-year period) and each other plan that enables any such plan to meet the requirements of section 401(a)(4) or 410 of the Code, but only if such group includes this Plan. Otherwise, the Required Aggregation Group consists of this Plan only.

       "Top-Heavy Plan Year" means a Plan Year in which the Plan is top-heavy. The Plan is top-heavy in any Plan Year if, on the last day of the preceding year (or, in the case of the first Plan Year, the last day of such Plan Year), the aggregate of the account balances of Participants who are Key Employees exceeds sixty percent (60%) of the aggregate of the account balances of all Participants. The Plan is also top-heavy for a given Plan Year if for that Plan Year (1) the Required Aggregation Group is top-heavy, and (2) the Required Aggregation Group is not part of a Permissive Aggregation Group that is not top-heavy.
The Required Aggregation Group or a Permissive Aggregation Group (the "Group") is top-heavy for a given Plan Year if the aggregate of the accounts (or, the present value of cumulative accrued benefits, in the case of a defined benefit plan included in such Group) of participants who are key employees exceeds sixty percent (60%) of the like amount determined for all participants in all plans included in such Group.
For purposes of this definition:

       (a) the account or the present value of the accrued benefit of any participant shall be increased by the amount of any distributions to such participant during the five-year period ending on the date described above;

       (b) the account or the present value of the accrued benefit of a participant who has been a Key Employee but no longer is a Key Employee shall not be taken into account;

       (c) any rollover contribution (or fund to fund transfer) initiated by the employee shall not be taken into account;

       (d) the account or the present value of the accrued benefit of a participant who has not performed services for the Company or any Affiliated Company at any time during the five-year period ending on the date described above shall not be taken into account; and

       (e) the present value of accrued benefits under all qualified defined benefit plans included in the Required or Permissive Aggregation Group shall be determined under the accrual method used for all qualified defined benefit plans maintained by the Company or any Affiliated Company, if any single method is used for all such plans, or otherwise the slowest accrual method permitted under section
411(b)(1)(C) of the Code.

       12.3 Top-Heavy Operating Rules. Anything in the Plan to the contrary notwithstanding, the following rules shall apply in a Top-Heavy Plan Year:

       (a) In any Top-Heavy Plan Year the Company shall make a contribution for the Plan Year which shall be credited as of the last day of each Plan Year to the Accounts of Eligible Employees for the Plan Year, in proportion to the respective Section 415 Compensation for such Plan Year, until the amount allocated to each such Employee who is a

Non-Key Employee equals the lesser of three percent (3%) of his Section 415 Compensation, or a percentage of such Section 415 Compensation contributed by the Company (if any) on behalf of the Key Employee for whom such percentage is the highest for such Plan Year. For purposes of determining whether a minimum contribution under this paragraph is required, all plans included in the Required Aggregation Group or any Permissive Aggregation Group shall be treated as one plan. Salary reduction and employer matching contributions made on behalf of Non-Key Employees shall not be used to meet the minimum contribution requirements of this Section.

       (b) In any Top-Heavy Plan Year, any Non-Key Employee who is an Eligible Employee will receive a minimum contribution if he has not separated from service at the end of the Plan Year, regardless of whether he has 1,000 Hours of Service or the equivalent, without regard to his level of compensation and regardless of whether he declines to make a mandatory contribution. If a Non-Key Employee participates in both a defined benefit plan and a defined contribution plan in the Required Aggregation Group, the Non-Key Employee shall receive the minimum benefit provided under the defined benefit Top-Heavy Plan.

                                    ARTICLE XIII
                                 GENERAL PROVISIONS

       13.1 No Employment Rights. Neither the action of the Company in establishing the Plan, nor the action of any Participating Company in adopting the Plan, nor any provisions of the Plan, nor any action taken by the Participating Company or by the Committee shall be construed as giving to any employee of the Participating Company the right to be retained in its employ, or any right to payment except to the extent of the benefits provided in the Plan to be paid from the Fund.

       13.2 Source of Benefits. All benefits payable under the Plan shall be paid or provided for solely from the Fund, and the Participating Company assumes no liability or responsibility therefor.

       13.3 Governing Law. Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of Maryland.

       13.4   Spendthrift Clause.

       (a) No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant or beneficiary, or subject to attachment, garnishment, levy, execution, or other legal or equitable process, except for (1) an amount necessary to satisfy a Federal tax levy made pursuant to Section 6331 of the Code and (2) any benefit payable pursuant to a domestic relations order which is determined to be a qualified domestic relations order within the meaning of Section 414(p) of the Code.

       (b) Any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liability of any Participant or beneficiary. If any Participant or beneficiary shall attempt to, or shall, alienate or assign his benefit under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time such benefit would devolve upon anyone else or would not be enjoyed by him, then the Committee may terminate payment of such benefit and hold or apply it for the benefit of the Participant or beneficiary.

       (c) The Committee shall review any domestic relations order to determine whether it is qualified within the meaning of section 414(p) of the Code. An order shall not be qualified unless it complies with all applicable provisions of the Plan concerning mode of payment and manner of elections. Notwithstanding the preceding sentence and any restrictions on timing of distributions and withdrawals under the Plan, an order may provide for distribution at any time permitted under section 414(p)(4) of the Code.

       13.5 Incapacity. If the Committee deems any Participant or beneficiary who is entitled to receive payments hereunder incapable of receiving or disbursing the same by reason of age, illness, or infirmity or incapacity of any kind, the Committee may direct the Trustee to apply such payments directly for the comfort, support, and maintenance of such Participant or beneficiary, or to pay the same to any responsible person caring for the Participant or beneficiary who is determined by the Committee to be qualified to receive and disburse such payments for the Participant's or beneficiary's benefit; and the receipt by such person shall be a complete acquittance for the payment of the benefit.
Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Company, the Committee, the Trustee, and the Fund.

       13.6 Unclaimed Benefits. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of a Participating Company, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be cancelled on the records of the Plan and the amount thereof applied to reduce Company Matching Contributions or Employer Contributions, and upon such cancellation, the Plan and the Trust shall have no further liability therefor except that, in the event such person later notifies the Committee of his whereabouts and requests the payment or payments due to him, the amount so applied shall be paid to him as provided in Article V.

       13.7 Receipt and Release. Subject to the provisions of ERISA and to the extent permitted by ERISA, any final payments or distribution to any Participant, his beneficiary or his legal representative in accordance with the Plan shall be in full satisfaction of all claims against the Trust Fund, the Trustee, the Committee, and the Company.
The Trustee, the Company, the Committee, or any combination of them may require a Participant, his beneficiary or his legal representative to execute a receipt and release of all claims under the Plan upon a final payment or distribution or a receipt to the extent of any partial payment or distribution; and the form of any such receipt and release shall be determined by the Trustee, the Company, the Committee or any combination of them.

       13.8 Effect of Mistake. In the event of any mistake or misstatement with respect to the age, eligibility, service, Compensation or participation of a Participant or beneficiary, or the amount of distribution made or to be made to a Participant or beneficiary, the Committee shall, to the extent it deems appropriate, cause to be allocated from future Company Matching Contributions, or cause to be withheld or accelerated, or otherwise adjust, such amounts as will in its judgment accord to such Participant or beneficiary the credits to the Participant's Account or the distributions to which he is entitled under the Plan.

       13.9 Notice to Committee. All elections, designations, requests, notices, instructions, and other communications from the Company, a Participating Company, a Participant, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by such Committee, shall be mailed, postage prepaid, by first-class mail or shall be delivered to such location as shall be specified by each such Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by such Committee at such location.

       13.10 Notice to Participants, Etc. All notices, statements, reports and other communications from the Company, a Participating
Company, or Committee to any Employee, Participant, beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid, and addressed to such Employee, Participant, beneficiary or other person at his address last appearing on the records of the Committee.

       Executed this 22 day of August, 1994.


WITNESS:                           UNC AVIATION SERVICES, INC.

Herb Frerichs                      By: David Thaxton
- -----------------------                --------------------------
Herb Frerichs                          David Thaxton